Quest Solution Reports $42M in Revenue for First Nine Months of 2018

●	Sales up by approximately 4%
●	Cost savings of $0.7M or 29% in salary and employee benefits compared to Q3 2017
●	Higher margin outlook due to acquisition and new Artificial Intelligence (AI) solutions
●	Nine-month Adjusted EBITDA increased to $1.5M

EUGENE, Ore., November 19, 2018 (GLOBE NEWSWIRE) — Quest Solution, Inc. (QUES) (“Quest” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced its financial results for the three and nine-month periods ended September 30, 2018.

Shai Lustgarten, CEO, commented, “We are pleased to have delivered a solid third quarter, reflected in 3.6% organic growth, increased adjusted EBITDA and a strong order backlog that we believe will drive continued momentum through the end of 2018 and into 2019. In an exciting development after the close of the quarter, we announced the acquisition of HTS Image Processing, which adds patented AI technology to our portfolio of solutions, positioning us to take advantage of new opportunities in the marketplace. In addition to sales growth in the third quarter, we continued to execute our turnaround plan and reduced our total operating expense by $0.3M or 10% as compared with the third quarter of 2017. This included a reduction of approximately $0.7M or 29% in salary and benefits. We remain focused on servicing our Fortune 500 customers with our industry-tailored, end-to-end solutions that intelligently connect people, assets and data to help our customers make business-critical decisions.

“Our acquisition of HTS Image Processing significantly expands our capabilities to include AI technology solutions for use by our current blue chip customers as well as by new customers from growing verticals like Security, Safe City, Traffic Management, Parking automation, Surveillance and Access Control. The acquired AI technology is capable of machine recognition and data recording of invaluable information for managerial and marketing decision making. As the AI solutions are mainly based on sophisticated software, our new mix of products and solutions should increase our margins and generate profitability. HTS brings several existing Homeland Security anti-terror projects and discerning customers and users including: the Brookhaven National Laboratory (for access control), JFK Airport, Newark Airport, La Guardia Airport, Boston’s Logan Airport, the U.S. Department of Transportation for readers at the US/Mexico border crossing, as well as a Middle Eastern Homeland Security authority for the automated monitoring of sensitive zones.”

Mr. Lustgarten concluded: “To date in 2018 we have made excellent progress, highlighted by debt reduction, significant expense reduction and the acquisition of industry leading AI technology. With these developments we have transformed Quest and we look forward to an exciting 2019, as we continue to drive innovation, efficiency and profitability.”

Financial Results:

Quest reported revenues of $13.4 million for the quarter ended September 30, 2018 as compared to $13.0 million in the comparable 2017 period. The increase was primarily related to strong execution by the Company’s sales team and growing customer relationships. Gross margin decreased to 20.1% in the third quarter of 2018, compared to 21.8% in the prior year period. Total operating expenses for the third quarter of 2018 decreased 8.9% to $3.1 million, or 22.9% of revenue, compared to $3.4 million, or 26.1% of revenue, in the third quarter of 2017. The decrease in operating expenses was primarily related to a $0.7M reduction in salary and employee benefits expenses.

Net loss attributable to common stockholders of $0.98 million, or a loss of $0.02 per share, was consistent with the third quarter of 2017. Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the third quarter of 2018 was $0.4 million as compared to $0.3 million in the prior year.

For the nine months ended September 30, 2018, Quest reported revenues of $42.4 million as compared to $40.9 million in the prior year period. The increase was primarily related to strong execution by the Company’s sales team and growing customer relationships. Gross margin decreased to 20.5% as compared to 21.1% in the prior year period. Total operating expenses for the first nine months of 2018 increased 16.4% to $10.6 million, or 25.1% of revenue, compared to $9.1 million, or 22.3% of revenue, in the comparable 2017 period. The increase was primarily related to non-cash changes related to issuances under the Company’s new Equity Incentive Plan, increases in sales commissions related to revenue growth, and increased professional fees.

Net loss attributable to common stockholders was $4.5 million, or a loss of $0.11 per share on a nine-month basis, compared to a net loss of $1.8 million, or a loss of $0.05 per share, in the comparable 2017 period. The increase in net loss was primarily related to non-cash changes related to issuances under the Company’s Equity Incentive Plan, increased professional fees, and the conversion of a debt instrument into common stock requiring the Company to recognize a non-cash loss on debt settlement in the amount of $1.3 million. Adjusted EBITDA for the first nine months of 2018 was $1.46 million compared to $1.4 million in the prior year.

Please refer to the financial tables included below for a reconciliation of generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financial results. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results.

About Quest Solution, Inc.

Quest Solution is a Specialty Systems Integrator focused on Field and Supply Chain Mobility as well as a provider of Artificial Intelligence (AI) monitoring and surveillance solutions. Additionally the Company is a manufacturer and distributor of consumables (labels, tags, and ribbons), RFID solutions, and barcoding printers. Founded in 1994, Quest is headquartered in Eugene, Oregon, with offices in the United States.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification and Data Capture (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification), and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals / gas / oil.

The Company’s HTS Image Processing subsidiary is a leader computer vision image processing-based solutions using patented and proprietary AI technology to provide real-time surveillance and monitoring for homeland security, traffic & parking management, law enforcement and access control applications.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Quest Solution, Inc.’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, risks related to the sale of Quest Solution Canada Inc. to Viascan Group Inc. and other information that may be detailed from time-to-time in Quest Solution Inc.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting Quest Solution, Inc. please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. Quest Solution, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

John Nesbett/Jen Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

Financial Tables Follow

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the three months		For the nine months
	ending September 30,		ending September 30,
	2018	2017	2018	2017
Revenues
Total Revenues	$13,444,167	$12,964,054	$42,368,904	$40,886,754

Cost of goods sold
Cost of goods sold	10,745,156	10,132,067	33,687,461	32,263,124
Total costs of goods sold	10,745,156	10,132,067	33,687,461	32,263,124

Gross profit	2,699,011	2,831,987	8,681,443	8,623,630

Operating expenses
General and administrative	686,501	481,287	1,723,510	1,308,395
Salary and employee benefits	1,597,239	2,258,873	6,425,584	6,045,564
Depreciation and amortization	439,641	440,433	1,312,218	1,324,345
Professional fees	363,002	209,086	1,168,922	450,509
Total operating expenses	3,086,383	3,389,679	10,630,233	9,128,813

Income (loss) from operations	(387,372)	(557,692)	(1,948,790)	(505,183)

Other income (expenses):
Interest expense	(302,939)	(343,092)	(962,556)	(1,075,147)
Other (expenses) income	(226,200)	(13,202)	(1,381,045)	(10,758)
Total other expenses	(529,139)	(329,890)	(2,343,601)	(1,085,905)

Net Loss Before Income Taxes	(916,511)	(887,582)	(4,292,391)	(1,591,088)

Provision for Income Taxes
Current	(15,859)	(15,300)	(44,356)	(91,409)
Total Provision for Income Taxes	(15,859)	(15,300)	(44,356)	(91,409)

Net Loss attributable to Quest Solution Inc.	$(932,370)	$(902,882)	$(4,336,747)	$(1,682,497)
Less: Preferred stock – Series C dividend	(47,540)	(47,450)	(142,490)	(141,071)

Net loss attributable to the common stockholders	$(979,910)	$(950,422)	$(4,479,237)	$(1,823,568)

Net (loss) per share - basic	$(0.02)	$(0.03)	$(0.11)	$(0.05)

Net loss per share from continuing operations - basic	$(0.02)	$(0.03)	$(0.11)	$(0.05)
Weighted average number of common shares outstanding - basic	48,709,773	35,812,210	42,592,783	35,587,238

QUEST SOLUTION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	September 30, 2018	December 31, 2017
	(UNAUDITED)
ASSETS
Current assets
Cash	$56,060	$24,634
Restricted Cash	531,888	684,610
Accounts receivable, net	10,669,289	6,387,734
Inventory, net	1,058,148	439,720
Prepaid expenses	398,382	476,840
Other current assets	14,120	126,187
Total current assets	12,727,887	8,139,725

Fixed assets, net	64,101	92,803
Goodwill	10,114,164	10,114,164
Trade name, net	1,926,731	2,359,481
Customer Relationships, net	4,467,402	5,310,938
Other assets	32,862	39,512

Total assets	$29,333,147	$26,056,623

LIABILITIES AND STOCKHOLDERS’ EQUITY / (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$11,408,860	$13,239,810
Accrued interest on note payable	-	38,430
Line of credit	4,636,680	3,667,417
Accrued payroll and sales tax	2,381,202	1,531,233
Deferred revenue, net	9,157	761,194
Current portion of note payable	8,751,524	3,429,025
Notes payable, related parties	426,000	106,500
Other current liabilities	119,234	121,117
Total current liabilities	27,732,657	22,894,726

Long term liabilities
Note payable, related party	1,704,000	3,222,900
Accrued interest, related party	5,295	165,014
Long term portion of note payable	130,294	130,294
Deferred revenue, net	-	452,024
Other long term liabilities	430,759	439,833
Total liabilities	30,003,005	27,304,791

Stockholders’ equity / (deficit)
Series A Preferred stock; $0.001 par value; 1,000,000 shares designated and 0 shares outstanding as of September 30, 2018 and December 31, 2017, respectively.	-	-
Series B Preferred stock; $0.001 par value; 1 share designated and 0 shares outstanding as of September 30, 2018 and December 31, 2017, respectively.	-	-
Series C Preferred stock; $0.001 par value; 15,000,000 shares designated, 4,828,530 shares outstanding as of September 30, 2018 and December 31, 2017, respectively, liquidation preference of $1.00 per share and a cumulative dividend of $0.06 per share.	4,829	4,829
Common stock; $0.001 par value; 100,000,000 shares designated, 48,433,472 and 36,828,371 shares outstanding of September 30, 2018 and December 31, 2017, respectively.	48,710	36,828
Common stock to be repurchased by the Company	(230,490)	(230,490)
Additional paid-in capital	38,328,107	34,495,659
Accumulated (deficit)	(38,821,014)	(35,554,994)
Total stockholders’ equity / (deficit)	(669,858)	(1,248,168)
Total liabilities and stockholders’ equity / (deficit)	$29,333,147	$26,056,623

QUEST SOLUTION, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(UNAUDITED)

	For the three months		For the nine months
	ending September 30,		ending September 30,
	2018	2017	2018	2017
Adjusted EBITDA Calculation:

Net loss	(932,370)	(902,882)	(4,336,747)	(1,682,497)
Income Taxes	15,859	15,300	44,356	91,410
Depreciation & Amortization	439,641	440,433	1,312,218	1,324,345
Interest Expense	302,939	343,092	962,556	1,075,147
Non Cash stock compensation	46,706	416,548	1,124,553	565,593
Debt conversion expenses	-	-	1,264,237	-
Restructuring expenses	98,000	-	112,222	26,880
Merger Related costs*	-	-	-	7,001
One time nonrecurring costs	442,630	-	976,508	-
Adjusted EBITDA	413,415	312,491	1,460,203	1,407,879

Net Revenue	13,444,167	12,964,054	42,368,904	40,886,754

Adjusted EBITDA as a % of Net Revenue	3.08%	2.39%	3.45%	3.44%

* The merger related costs are fees from an independent valuation firm and legal firm which were related to the business acquisitions.